Exhibit 10.2(a)

MULLEN AUTOMOTICE INC.

2022 EQUITY INCENTIVE PLAN

NOTICE OF GRANT AND STOCK OPTION AGREEMENT

Name:	Option No:
Address:

Effective __________, 20__,  (“Grant Date”), you have been granted [a/an] [incentive/non-qualified] stock option (“Option”) to purchase ___________( ________) shares of Mullen Automotive Inc. common stock (“Underlying Shares”) at an Exercise Price of $[______] per share pursuant to the Mullen Automotive Inc. 2022 Equity Incentive Plan (the “Plan”).  Except as otherwise defined herein, terms with initial capital letters shall have the same meanings set forth in the Plan.  A copy of the Plan is attached to this Notice and Agreement.  The terms and conditions of the Plan are incorporated herein by this reference.  This Option shall be exercisable in whole or in part, but only with respect to the Underlying Shares that are vested.  The Underlying Shares shall become vested as follows:

[Insert Vesting Schedule]

By accepting this grant and exercising any portion of the Option, you represent that you: (i) agree to the terms and conditions of this Notice and Agreement and the Plan; (ii) have reviewed the Plan and the Notice and Agreement in their entirety, and have had an opportunity to obtain the advice of legal counsel and/or your tax advisor with respect thereto; (iii) fully understand and accept all provisions hereof; (iv) agree to accept as binding, conclusive, and final all of the Administrator’s decisions regarding, and all interpretations of, the Plan and the Notice and Agreement; and (v) agree to notify the Company upon any change in your home address indicated above.

Please return a signed copy of this Notice of Grant and Stock Option Agreement to [___________] at [__________________], and retain a copy for your records.

Dated: